   200 Connell Drive
Berkeley Heights, NJ  07922

Genta Incorporated Reports Fourth Quarter and 2009 Year-End Financial Results

BERKELEY HEIGHTS, NJ – March 29, 2010 – Genta Incorporated (OTCBB: GETA.OB) today reported results for the quarter and year ended December 31, 2009.  The Company also provided an overview of recent corporate highlights and anticipated milestones.

Genta management will host a conference call and live audio webcast this morning to discuss the financial results at 8:00 am EDT.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http:www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 64262291.

Corporate Highlights

•
Genta reported initial data on overall response and progression-free survival from AGENDA, the Company’s randomized, double-blind, Phase 3 trial of dacarbazine with or without Genasense® (oblimersen sodium) Injection.  While differences in both endpoints favored the group treated with Genasense, the differences were not statistically significant and the results were not considered sufficient to resubmit the New Drug Application (NDA) for regulatory approval of Genasense at this time.

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The Independent Data Monitoring Board for AGENDA was asked to conduct a futility analysis in order to ascertain the trial’s potential to demonstrate a survival benefit.  For this analysis, the conditional probability was set at a minimum level of 50% using the prospectively specified target hazard ratio of 0.69.  The AGENDA study passed this futility analysis.  In view of this finding, the Company determined that the study should continue, and that the trial should remain blinded for overall survival until mature data are available 24 months after randomization of the last patient, as prospectively specified.  The Company currently anticipates that followup will be completed in the 1st-Quarter 2011.

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Results from the Phase 2 trial of Genasense, Abraxane®, and Temodar® as 1st-line treatment of patients with advanced melanoma continued to show promising results.  Final data from this trial will be presented at the annual meeting of the American Society of Clinical Oncology (ASCO) in June 2010.

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The Company initiated a Phase 2 trial of tesetaxel, the leading oral taxane in clinical development, as 2nd-line treatment of patients with advanced melanoma.  Initial data from this study are expected during 2010.  Tesetaxel has received designation by the U. S. Food and Drug Administration (FDA) as an Orphan Drug in this indication.

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Genta completed a dose-ranging and pharmacokinetic study of tesetaxel administered once every 3 weeks in patients with advanced cancer.  Data from this trial will be presented at the annual ASCO meeting in June 2010.  Subsequently, the Company initiated a dose-ranging study using a weekly schedule, which is currently ongoing.  The Company plans to initiate additional Phase 2a and Phase 2b trials of tesetaxel in 2010.

•
Two U.S. patents were issued and several additional patent applications were filed for compositions and therapeutic uses of oral gallium-containing compounds.  The Company has supplied Ganite® (gallium nitrate injection) for a clinical study in patients with cystic fibrosis who are susceptible to resistant bacterial infections, which will initiate in the 2nd-Quarter 2010.  Initial data from a clinical and pharmacokinetic study of a gallium compound to treat chronic pulmonary infections with Pseudomonas aeruginosa will be presented at the annual meeting of the American Association of Cancer Research (AACR) in April 2010.

•
The Company raised gross proceeds totaling approximately $36 million in common stock, warrants, and convertible debt offerings during the 2nd-half of 2009 and the 1st-quarter of 2010.  The Company’s current cash position is approximately $21 million, exclusive of an additional $5 million in a blocked account that can be released subject to certain terms and conditions.

Financial Results

The Company issued convertible notes and warrants in June 2008 and in April 2009 and issued shares of common stock, convertible notes and warrants in July 2009 and in September 2009. At the time of the financings in June 2008 and in April 2009, there was an insufficient number of authorized shares of common stock in order to permit conversion of all notes and warrants.  Accordingly, the conversion obligation for the notes and warrants were classified as liabilities and measured at fair value on the balance sheet.  The liabilities were then marked-to-market up until the dates that the Company’s stockholders approved changes in the corporate structure, resulting in income of $40.8 million for the fourth quarter of 2008 and expense of $26.7 million and $462.0 million for the twelve months ended December 31, 2009 and 2008, respectively.

The net loss for the quarter ended December 31, 2009 was $(11.7) million, or $(0.06) per basic and diluted share, compared to net income of $29.6 million, or $12.90 per basic share and $0.89 per diluted share, for the quarter ended December 31, 2008.  For the year ended December 31, 2009, the net loss was $(86.3) million, or $(0.84) per basic and diluted share, compared to a net loss of $(505.8) million, or $(455.09) per basic and diluted share, for the year ended December 31, 2008.

At December 31, 2009, Genta had cash and cash equivalents totaling $1.2 million compared with $4.9 million at December 31, 2008.  As recently reported, on March 9, 2010, the Company closed on a financing, whereby it issued $25 million of units consisting of various senior unsecured convertible notes, and warrants to purchase additional senior unsecured convertible notes with an aggregate principal amount of $10.0 million.  The Company’s current cash position is approximately $21 million, exclusive of an additional $5 million in a blocked account that can be released subject to certain terms and conditions.  Net cash used in operating activities through December 31, 2009 was $21.5 million, which represents an average monthly outflow of $1.8 million. The average monthly outflow during 2010 is expected to be $1.2 million.

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Product sales - net	$38	$-	$218	$363
Cost of goods sold	28	23	40	102
Gross margin	10	(23)	178	261

Operating expenses:
Research and development	3,298	3,845	15,144	19,991
Selling, general and administrative	4,225	1,918	17,233	10,452
Settlement of office lease obligation	-	-	-	3,307
Reduction in liability for settlement of litigation	-	-	-	(340)
Total operating expenses	7,523	5,763	32,377	33,410

Amortization of deferred financing costs and debt discount	(6,730)	(6,789)	(29,092)	(11,229)
Fair value - conversion feature liability	-	40,000	(19,040)	(460,000)
Fair value - warrant liability	-	800	(7,655)	(2,000)
All other expense, net	(351)	(631)	(1,188)	(1,435)
Income/(loss) before income tax benefit	(14,594)	27,594	(89,174)	(507,813)

Income tax benefit	2,873	1,975	2,873	1,975
Net (loss)/income	$(11,721)	$29,569	$(86,301)	$(505,838)

Net (loss)/income per basic share	$(0.06)	$12.90	$(0.84)	$(455.09)
Net (loss)/income per diluted share	$(0.06)	$0.89	$(0.84)	$(455.09)

Weighted average shares- basic	184,466	2,292	102,715	1,112
Weighted average shares- diluted	184,466	33,401	102,715	1,112

Selected Condensed Consolidated Balance Sheet Data

	December 31 2009	December 31
	Unaudited	2008
Cash and cash equivalents	$1,216	$4,908
Working capital deficiency	(5,358)	(5,220)
Total assets	12,229	12,693
Total stockholders' deficit	(2,862)	(4,864)

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from the recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta has initiated a broad clinical program to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  In the U.S., Genta is exclusively marketing Ganite® (gallium nitrate injection), which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;

•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com